Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: August 4, 2011

Media Contact Virginia Aulin – 208 384 7837	Investor Relations Contact Jason Bowman – 208 384 7456

Boise Inc. Reports Financial Results for Second Quarter 2011 and Announces Authorization of $75 million Share Repurchase Program

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $11.9 million, or $0.11 per diluted share, for second quarter 2011, compared with net income of $13.3 million, or $0.16 per diluted share, for second quarter 2010. There were no special items for second quarter 2011. Net income excluding special items was $11.4 million, or $0.14 per diluted share, for second quarter 2010.

EBITDA excluding special items was $70.5 million for second quarter 2011, compared with $67.0 million for second quarter 2010.

In August, Boise Inc.’s board of directors authorized a program, effective immediately, to repurchase up to $75 million of Boise’s outstanding common stock. The timing and exact number of shares actually repurchased will be affected by several factors, including legal and regulatory requirements and changes in the market price of Boise Inc. stock.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	2Q 2011	2Q 2010	1Q 2011
Sales	$603.1	$521.6	$568.8
Net income	$11.9	$13.3	$18.7
Net income per diluted share (a)	$0.11	$0.16	$0.21
Net income excluding special items (b)	$11.9	$11.4	$20.0
Net income excluding special items per diluted share (a)(b)	$0.11	$0.14	$0.22
EBITDA (b)	$70.5	$70.1	$82.2
EBITDA excluding special items (b)	$70.5	$67.0	$84.4

Net total debt at period end (b)	$526.8	$657.1	$770.4

(a)	During second quarter 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares. For additional information see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For reconciliations of net income to net income excluding special items, net income to EBITDA, EBITDA to EBITDA excluding special items, and total debt to net total debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“During the second quarter, our Packaging segment delivered strong results, and we extended our partnership with OfficeMax through a new long-term contract,” said Alexander Toeldte, president and chief executive officer of Boise Inc. “Our Paper segment results were affected by increased input costs, maintenance outage costs, and operational challenges. We have aggressively taken steps to resolve the operating issues and improve our performance going forward.

“Our integration of Tharco is progressing well, expanding our presence in packaging markets, and we continue to grow sales volumes of our packaging demand-driven and premium office papers over last year. After completing three planned outages in the second quarter, we have now completed the majority of our scheduled outages for the year, with just one remaining in the fourth quarter.

“The announced share repurchase authorization will enable us to return capital to shareholders opportunistically. We have returned approximately $80 million, or $0.80 per share, in cash to shareholders through special dividends over the last eight months. We will continue to look for ways to return capital to shareholders when our performance and outlook create the appropriate opportunities.

“Looking ahead, we expect to begin to benefit from the recently implemented price increase on cut-size office papers in the third quarter. We remain focused on serving our customers with distinction and creating shareholder value through well-performing operations, disciplined capital allocation, and targeted growth.”

Sales

Total sales for second quarter 2011 were $603.1 million, up $81.5 million, or 16%, from $521.6 million for second quarter 2010 and up $34.3 million, or 6%, from first quarter 2011 sales of $568.8 million. The primary driver of the increase in both periods was the acquisition of Tharco Packaging, Inc. (Tharco), which we completed in March 2011. Higher net selling prices across all of our product lines also contributed to the increase, compared with the prior-year period.

Prices and Volumes

Uncoated freesheet net selling prices increased 1% for second quarter 2011, compared with second quarter 2010, and decreased 1%, compared with first quarter 2011. Total uncoated freesheet sales volumes were 313,000 short tons for second quarter 2011, flat versus the prior-year period and up 1% versus first quarter 2011. During second quarter 2011, we announced a $60-per-ton price increase effective in June across our cut-size office papers, from which we expect to benefit beginning in third quarter 2011.

Corrugated container and sheet sales volumes improved 32% during second quarter 2011, compared with second quarter 2010, and increased 17%, compared with first quarter 2011. This increase was due primarily to the acquisition of Tharco. Corrugated container and sheet prices increased 23% during second quarter 2011, compared with second quarter 2010, and increased 10% sequentially from first quarter 2011, driven primarily by product mix changes due to the Tharco acquisition.

Linerboard net selling prices to third parties increased 25% in second quarter 2011, compared with second quarter 2010, as a result of price increases implemented during 2010, and were flat from first quarter 2011. Linerboard sales volumes to third parties were 55,000 short tons in second quarter 2011, up 3% compared with second quarter 2010 and down 10% sequentially from first quarter 2011. The sequential decline was due primarily to replenishment of low containerboard inventories in our corrugated container and sheet operations, which resulted in less linerboard available for sales to third parties.

Input Costs

Total fiber, energy, and chemical costs for second quarter 2011 were $247.0 million, an increase of $31.9 million, or 15%, compared with costs of $215.1 million for second quarter 2010. This increase was driven primarily by fiber costs associated with Tharco in our Packaging segment as well as higher chemical and energy costs in our Paper segment. Prices for chemicals and fiber increased sequentially from first quarter 2011 to second quarter 2011.

	INPUT COST SUMMARY (in millions)

	2Q 2011	2Q 2010	1Q 2011

Fiber	$137.7	$117.1	$116.3
Energy	52.7	48.1	52.8
Chemicals	56.6	49.9	54.3

Total	$247.0	$215.1	$223.3

Total fiber costs during second quarter 2011 were $137.7 million, an increase of $20.6 million, or 18%, compared with $117.1 million incurred in second quarter 2010. This was driven primarily by increased costs of purchased containerboard rollstock as a result of the Tharco acquisition in our Packaging segment and by increased prices for fiber in our Paper segment. These costs were offset partially by lower wood prices in our Packaging segment. Fiber costs increased $21.4 million, or 18%, compared with $116.3 million incurred in first quarter 2011, driven primarily by increased purchased pulp consumption due to the scheduled maintenance outages, as well as higher wood prices in our Paper segment.

Energy costs in second quarter 2011 were $52.7 million, an increase of $4.6 million, or 10%, compared with $48.1 million in second quarter 2010. This was driven primarily by higher prices for electricity in our Paper segment and higher consumption of electricity in our Packaging segment. These costs were offset partially by lower natural gas prices. Energy costs were flat, compared with $52.8 million in first quarter 2011.

Chemical costs in second quarter 2011 were $56.6 million, an increase of $6.7 million, or 13%, compared with $49.9 million in second quarter 2010, and an increase of $2.3 million, or 4%, from $54.3 million in first quarter 2011, a result of increased prices for commodity chemicals.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Thursday, August 4, 2011, at 11:00 a.m. ET, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from August 4 at 2:00 p.m. ET through September 2 at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 82337154.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures paper and packaging products, including imaging papers for the office and home, printing and converting papers, label and release and flexible packaging papers, corrugated containers, containerboard, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Statements regarding the changes we have made to improve our operational performance, and the expected price increases for our products, are forward-looking statements. There can be no assurance the steps we have taken will improve our operational performance or that we will be able to implement or realize all or any part of the described price increases. Similarly, the statements related to our stock repurchase program are forward-looking statements, and there can be no assurances about the timing or number of shares, if any, that will be repurchased under the program. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income

(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	June 30		March 31, 2011 (1)
	2011 (1)	2010
Sales
Trade	$592,784	$511,012	$560,320
Related parties	10,351	10,549	8,443

	603,135	521,561	568,763

Costs and expenses
Materials, labor, and other operating expenses	485,001	419,594	449,070
Fiber costs from related parties	4,383	5,168	4,440
Depreciation, amortization, and depletion	36,090	32,267	33,974
Selling and distribution expenses	29,483	14,254	19,373
General and administrative expenses	14,622	12,569	12,697
Other (income) expense, net	(813)	(445)	1,077

	568,766	483,407	520,631

Income from operations	34,369	38,154	48,132

Foreign exchange gain (loss)	55	(323)	132
Loss on extinguishment of debt	—	(28)	—
Interest expense	(16,072)	(16,178)	(16,367)
Interest income	74	61	78

	(15,943)	(16,468)	(16,157)

Income before income taxes	18,426	21,686	31,975
Income tax provision	(6,529)	(8,376)	(13,281)

Net income	$11,897	$13,310	$18,694

Weighted average common shares outstanding (2):
Basic	106,754	80,624	80,964
Diluted	111,772	84,093	90,417

Net income per common share (2):
Basic	$0.11	$0.17	$0.23
Diluted	$0.11	$0.16	$0.21

For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information beginning on page 13.

Boise Inc.

Segment Information

(unaudited, dollars in thousands)

	Three Months Ended
	June 30		March 31, 2011 (1)
	2011 (1)	2010
Segment sales
Paper	$371,052	$364,199	$375,180
Packaging	243,318	166,143	203,393
Intersegment eliminations and other	(11,235)	(8,781)	(9,810)

	$603,135	$521,561	$568,763

Segment income (loss)
Paper	$13,150	$25,708	$40,970
Packaging	27,494	17,105	13,626
Corporate and Other	(6,220)	(4,982)	(6,332)

	34,424	37,831	48,264

Loss on extinguishment of debt	—	(28)	—
Interest expense	(16,072)	(16,178)	(16,367)
Interest income	74	61	78

Income before income taxes	$18,426	$21,686	$31,975

EBITDA (4)
Paper	$35,513	$47,406	$63,022
Packaging	40,343	26,684	24,599
Corporate and Other	(5,342)	(4,020)	(5,383)

	$70,514	$70,070	$82,238

Boise Inc.

Consolidated Statements of Income

(unaudited, dollars and shares in thousands, except per-share data)

	Six Months Ended June 30
	2011 (1)	2010
Sales
Trade	$1,153,104	$996,863
Related parties	18,794	18,803

	1,171,898	1,015,666

Costs and expenses
Materials, labor, and other operating expenses	934,071	828,079
Fiber costs from related parties	8,823	14,999
Depreciation, amortization, and depletion	70,064	64,398
Selling and distribution expenses	48,856	27,988
General and administrative expenses	27,319	24,028
Other (income) expense, net	264	(620)

	1,089,397	958,872

Income from operations	82,501	56,794

Foreign exchange gain	187	364
Loss on extinguishment of debt (3)	—	(22,225)
Interest expense	(32,439)	(32,652)
Interest income	152	98

	(32,100)	(54,415)

Income before income taxes	50,401	2,379
Income tax provision	(19,810)	(1,754)

Net income	$30,591	$625

Weighted average common shares outstanding (2):
Basic	93,928	80,214
Diluted	101,117	84,143

Net income per common share (2):
Basic	$0.33	$0.01
Diluted	$0.30	$0.01

Boise Inc.

Segment Information

(unaudited, dollars in thousands)

	Six Months Ended June 30
	2011 (1)	2010
Segment sales
Paper	$746,232	$717,688
Packaging	446,711	314,297
Intersegment eliminations and other	(21,045)	(16,319)

	$1,171,898	$1,015,666

Segment income (loss)
Paper	$54,120	$55,651
Packaging	41,120	11,335
Corporate and Other	(12,552)	(9,828)

	82,688	57,158

Loss on extinguishment of debt (3)	—	(22,225)
Interest expense	(32,439)	(32,652)
Interest income	152	98

Income before income taxes	$50,401	$2,379

EBITDA (4)
Paper	$98,535	$98,818
Packaging	64,942	30,610
Corporate and Other (3)	(10,725)	(30,097)

	$152,752	$99,331

Boise Inc.

Consolidated Balance Sheets

(unaudited, dollars in thousands)

	June 30, 2011 (1)	December 31, 2010
ASSETS

Current
Cash and cash equivalents	$236,263	$166,833
Short-term investments	—	10,621
Receivables
Trade, less allowances of $879 and $603	228,631	188,589
Other	7,629	3,839
Inventories	271,759	261,471
Deferred income taxes	19,473	16,658
Prepaid and other	12,568	5,214

	776,323	653,225

Property
Property and equipment, net	1,213,357	1,199,035
Fiber farms and deposits	19,373	18,285

	1,232,730	1,217,320

Deferred financing costs	27,534	30,396
Goodwill	103,280	—
Intangible assets, net	99,129	29,605
Other assets	8,414	8,444

Total assets	$2,247,410	$1,938,990

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, dollars and shares in thousands, except per-share data)

	June 30, 2011 (1)	December 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$76,563	$43,750
Income taxes payable	311	82
Accounts payable	194,294	179,214
Accrued liabilities
Compensation and benefits	55,386	54,574
Interest payable	10,525	10,535
Other	18,146	16,123

	355,225	304,278

Debt
Long-term debt, less current portion	686,518	738,081

Other
Deferred income taxes	141,328	88,200
Compensation and benefits	100,554	121,318
Other long-term liabilities	48,953	40,278

	290,835	249,796

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 121,421 shares and 84,845 shares issued and outstanding (2)	12	8
Additional paid-in capital (2)	865,229	581,442
Accumulated other comprehensive income (loss)	(77,107)	(78,822)
Retained earnings	126,698	144,207

Total stockholders’ equity	914,832	646,835

Total liabilities and stockholders’ equity	$2,247,410	$1,938,990

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Six Months Ended June 30
	2011 (1)	2010
Cash provided by (used for) operations
Net income	$30,591	$625
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	73,188	68,864
Share-based compensation expense	1,771	1,834
Pension expense	6,096	4,830
Deferred income taxes	17,182	912
Change in fair value of energy derivatives	(684)	617
Other	982	(277)
Loss on extinguishment of debt	—	22,225
Decrease (increase) in working capital, net of acquisitions
Receivables	(11,060)	37,899
Inventories	8,640	(5,347)
Prepaid expenses	(3,326)	1,503
Accounts payable and accrued liabilities	(4,505)	6,352
Current and deferred income taxes	690	344
Pension payments	(25,512)	(5,824)
Other	2,726	(266)

Cash provided by operations	96,779	134,291

Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	(201,509)	—
Expenditures for property and equipment	(53,737)	(37,481)
Purchases of short-term investments	(3,494)	(11,825)
Maturities of short-term investments	14,114	11,247
Sales of assets	1,181	575
Other	137	230

Cash used for investment	(243,308)	(37,254)

Cash provided by (used for) financing
Issuances of long-term debt	75,000	300,000
Payments of long-term debt	(93,750)	(323,683)
Payments of deferred financing costs	(160)	(11,613)
Proceeds from exercise of warrants (2)	284,785	—
Payments of special dividend	(47,916)	—
Other	(2,000)	(3,072)

Cash provided by (used for) financing	215,959	(38,368)

Increase in cash and cash equivalents	69,430	58,669

Balance at beginning of the period	166,833	69,393

Balance at end of the period	$236,263	$128,062

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2010 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.	On March 1, 2011, our wholly owned subsidiary Boise Paper Holdings, L.L.C., acquired 100% of the outstanding stock of Tharco Packaging, Inc. (Tharco) for a preliminary purchase price of $200.8 million plus or minus working capital adjustments. We financed the acquisition with existing cash and $75 million in borrowings on our revolving credit facility. For more information, including an allocation of the purchase price to the assets acquired and liabilities assumed, based on our estimates of the fair value at the date of the acquisition, see Note 2, Acquisition of Tharco Packaging, Inc., of the Condensed Notes to Unaudited Quarterly Consolidated Financial Statements in our June 30, 2011, Form 10-Q.

The consolidated financial statements included herein include Tharco for the period of March 1 through June 30, 2011, in the Packaging segment. In connection with the acquisition, we recognized $2.2 million of expense related to inventory purchase accounting adjustments during the three months ended March 31, 2011, and the six months ended June 30, 2011.

2.	During the three months ended June 30, 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares. For the three and six months ended June 30, 2011, the exercise added 25.3 million and 12.7 million, respectively, to the number of weighted average shares included in basic net income per share and an incremental 2.5 million and 4.5 million, respectively, to the weighted average diluted net income per share for the period the warrants were outstanding. There were approximately 4.0 million unexercised warrants on June 20, 2011, when the warrants expired. During 2011, we received cash proceeds of approximately $284.8 million, which primarily increased “Additional paid-in capital” on our Consolidated Balance Sheet at June 30, 2011, compared with December 31, 2010, and is recorded in “Proceeds from exercise of warrants” in our Consolidated Statement of Cash Flows for the six months ended June 30, 2011.

3.	The six months ended June 30, 2010, included $22.2 million of expense related to a loss on the extinguishment of debt.

4.	This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, net total debt, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended June 30, 2011 and 2010, the three months ended March 31, 2011, and the six months ended June 30, 2011 and 2010 (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31, 2011	June 30
	2011	2010		2011	2010

Net income	$11,897	$13,310	$18,694	$30,591	$625
Interest expense	16,072	16,178	16,367	32,439	32,652
Interest income	(74)	(61)	(78)	(152)	(98)
Income tax provision	6,529	8,376	13,281	19,810	1,754
Depreciation, amortization, and depletion	36,090	32,267	33,974	70,064	64,398

EBITDA	$70,514	$70,070	$82,238	$152,752	$99,331

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended June 30, 2011 and 2010, the three months ended March 31, 2011, and the six months ended June 30, 2011 and 2010 (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2011	2010	2011	2011	2010
Paper
Segment income	$13,150	$25,708	$40,970	$54,120	$55,651
Depreciation, amortization, and depletion	22,363	21,698	22,052	44,415	43,167

EBITDA	35,513	47,406	63,022	98,535	98,818

St. Helens mill restructuring	—	(434)	—	—	(306)
Change in fair value of energy hedges	—	(2,312)	—	—	521

EBITDA excluding special items	$35,513	$44,660	$63,022	$98,535	$99,033

Packaging
Segment income	$27,494	$17,105	$13,626	$41,120	$11,335
Depreciation, amortization, and depletion	12,849	9,579	10,973	23,822	19,275

EBITDA	40,343	26,684	24,599	64,942	30,610

Inventory purchase accounting expense	—	—	2,200	2,200	—
Change in fair value of energy hedges	—	(401)	—	—	96

EBITDA excluding special items	$40,343	$26,283	$26,799	$67,142	$30,706

Corporate and Other
Segment loss	$(6,220)	$(4,982)	$(6,332)	$(12,552)	$(9,828)
Depreciation, amortization, and depletion	878	990	949	1,827	1,956
Loss on extinguishment of debt	—	(28)	—	—	(22,225)

EBITDA	(5,342)	(4,020)	(5,383)	(10,725)	(30,097)

Loss on extinguishment of debt	—	28	—	—	22,225

EBITDA excluding special items	$(5,342)	$(3,992)	$(5,383)	$(10,725)	$(7,872)

EBITDA	$70,514	$70,070	$82,238	$152,752	$99,331

EBITDA excluding special items	$70,514	$66,951	$84,438	$154,952	$121,867

The following tables reconcile net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended June 30, 2011 and 2010, the three months ended March 31, 2011, and the six months ended June 30, 2011 and 2010 (unaudited, dollars and shares in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31, 2011	June 30
	2011	2010		2011	2010

Net income	$11,897	$13,310	$18,694	$30,591	$625
Inventory purchase accounting expense	—	—	2,200	2,200	—
Change in fair value of energy hedges	—	(2,713)	—	—	617
St. Helens mill restructuring	—	(434)	—	—	(306)
Loss on extinguishment of debt	—	28	—	—	22,225
Tax (provision) benefit for special items (a)	—	1,207	(851)	(851)	(8,721)

Net income excluding special items	$11,897	$11,398	$20,043	$31,940	$14,440

Weighted average common shares outstanding: diluted (b)	111,772	84,093	90,417	101,117	84,143
Net income excluding special items per diluted share (b)	$0.11	$0.14	$0.22	$0.32	$0.17

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

(b)	During second quarter 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares. For more information see Note 2 within this Summary Notes to Consolidated Financial Statements and Segment Information.

The following table reconciles total debt to net total debt as of June 30, 2011 and 2010, and March 31, 2011 (unaudited, dollars in thousands):

	June 30		March 31, 2011
	2011	2010

Short-term borrowings	$—	$3,536	$—
Current portion of long-term debt	76,563	29,163	50,000
Long term debt, less current portion	686,518	763,081	780,581

Total debt	763,081	795,780	830,581
Less cash and cash equivalents and short-term investments	(236,263)	(138,668)	(60,136)

Net total debt	$526,818	$657,112	$770,445